Exhibit 21.1
     The following table sets forth information concerning our direct subsidiaries:

	Place of	Percentage
Subsidiary	Incorporation	of ownership
Focus Media (China) Holding Ltd.	Hong Kong	100%
Focus Media Technology (Shanghai) Co., Ltd.	PRC	100%
Perfect Media Holding Ltd.	British Virgin Islands (“BVI”)	100%
Focus Media Qingdao Holding Ltd.	BVI	100%
Focus Media Dalian Holding Ltd.	BVI	100%
Focus Media Changsha Holding Ltd.	BVI	100%
Focus Media Digital Information Technology (Shanghai) Co., Ltd.	PRC	100%
New Focus Media Technology (Shanghai) Co., Ltd.	PRC	100%
Sorfari Holdings Limited	BVI	100%
Focus Media Tianjin Limited	BVI	80%
Capital Beyond Limited	BVI	100%
Shanghai New Focus Media Advertisement Co	PRC	90%
Infoachieve Limited	BVI	100%
Shanghai Framedia Investment Consultation Co., Ltd.	PRC	100%
Target Media Holdings Limited	Cayman Islands	100%
Target Media Multi-Media Technology (Shanghai) Co., Ltd.	PRC	100%
Dotad Holdings Limited	BVI	100%
ProfitBest Worldwide Limited	BVI	100%
Wiseglobal Investments Limited	BVI	100%
Summitworld Limited	BVI	100%
Newking Investment Limited	BVI	100%
Surge Zhenghe Holding Limited	BVI	100%
Speedaccess Limited	BVI	100%
Peakbright Group Limited	BVI	100%
Homesky Investment Limited	BVI	100%
Bestwin Partners Limited	BVI	100%
Glomedia Holdings Limited	BVI	100%
Appreciate Capital Ltd.	BVI	70%
Richcrest Pacific Limited	BVI	100%
Wealthstar Holdings Limited	BVI	100%
Highmark Asia Limited	BVI	100%
Plentiworth Investment Limited	BVI	100%
Directwealth Holdings Limited	BVI	100%
Better off Investments Limited	BVI	100%
Allyes Information Technology Company Ltd.	Cayman Islands	100%
New Allyes Information Technology (Shanghai) Co., Ltd.	PRC	100%
Allyes Information Technology (Shanghai) Co., Ltd.	PRC	100%
Hua Kuang Advertising Company Limited	Hong Kong	100%
Topstart Holdings Limited	BVI	100%
Vast Well Development Limited	BVI	100%
Crownsky Limited	BVI	100%